Exhibit 23.2 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in this Registration Statement on Form S-8 of Dillard’s, Inc. of our report dated May 26, 2017, on the financial statements of the Dillard’s, Inc. Investment & Employee Stock Ownership Plan appearing in the 2016 Annual Report on Form 11-K of the Dillard’s, Inc. Investment & Employee Stock Ownership Plan. Crowe Horwath LLP South Bend, Indiana August 18, 2017